Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, Ext. 3645 Brenda Blake, Ext. 3202	January 28, 2009

AmeriGas Elects Marvin O. Schlanger to
Its Board of Directors; Stratton Retires

VALLEY FORGE, Pa., January 28—AmeriGas Propane, Inc., general partner of AmeriGas Partners, L. P. (NYSE:APU), reported that Marvin O. Schlanger, 60, has been elected a director. Schlanger has been a director of UGI Corporation, a 44% owner of AmeriGas Partners, since 1998. Schlanger is a principal in the firm of Cherry Hill Chemical Investments, LLC, a supplier of management services and capital to chemical and allied industries. He is also Vice Chairman of Hexion Specialty Chemicals, Inc., and a director of Momentive Performance Materials Inc. and UGI Utilities, Inc.

Concurrently, James W. Stratton retired from the AmeriGas board after nearly 15 years of service. Lon R. Greenberg, chairman of AmeriGas, said, “Jim Stratton has been an invaluable member of the AmeriGas board since the inception of the Partnership in 1995. We thank him for his thoughtful contributions and wish him well in retirement.”

“Marv Schlanger has represented UGI shareholders very well for many years and I’m certain he will represent AmeriGas unitholders with equal distinction,” continued Greenberg.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 600 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 44% of the Partnership and public unitholders own the remaining 56%.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

AP-02 ### 1/28/09